SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                               ----------------------

                                      FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       --------------------------------------
                                BUCKTV.COM, INC.
              ------------------------------------------------------
              (Exact name of registrant as specified in its charter)

                  NEVADA                                   31-12440524
      ----------------------------------                 ----------------
      (State or other Jurisdiction                       (I.R.S. Employer
       of Incorporation or Organization)                 Identification
                                                         No.)


       743 Gold Hill Place - PMB-294, P.O. Box 220 Woodland Park, CA  80866
          --------------------------------------------   ----------
            (Address of Principal Executive Offices)     (Zip Code)

                      --------------------------------------

CONSULTING AGREEMENT CONTRACT WITH ADAM BARNETT, CLAUDE KELLY, DAVID KLAHR, GERALD E. LARSON, JEFFREY T. STUBER, MIA LUCAS, PAUL MADOFF,
RANJIT SINGH HANS, REGINA M. BLACKMORE, ROBERT JAYNES, RONALD D. BIXLER, SHANE WEISKICHER, STEPHEN BISHOP, R. L. SIMPSON, TODD C. BEHEMANN

                               (Full Title of Plan)

                      --------------------------------------

                              Larry E. "Buck" Hunter
                              Chief Executive Officer
                     743 Gold Hill Place - PMB-294, P.O. Box 220
                             Woodland Park, CA  80866
                    (Name and Address of agent for service)

                                 626-434-1032
         -------------------------------------------------------------
         (Telephone Number, including area code, of agent for service)

                      --------------------------------------
                                      Copy to
                                  Brian Dvorak, Esq
                                   136 Arbor Way
                              Henderson, Nevada 89014
                                  (702) 794-4992

                     --------------------------------------
                         CALCULATION OF REGISTRATION FEE
                     --------------------------------------


                                        PROPOSED    PROPOSED
                                        MAXIMUM     MAXIMUM
                                        OFFERING    AGGREGATE   AMOUNT OF
TITLE OF SECURITIES   AMOUNT TO BE      PRICE       OFFERING    REGISTRATION
TO BE REGISTERED      REGISTERED(1)     PER UNIT    PRICE       FEE (2)
=============================================================================

Common Stock,         10,890,000 shares    $0.045       $490,050    $129.91
par value
$.001 per share
=============================================================================



(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c)and 457(h)promulgated pursuant to the Securities Act of 1933. The Offering Price is estimated as the average of the bid and asked prices in the week ended March 23, 2001.

=============================================================================

                                       PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are incorporated herein by reference.


ITEM 1. PLAN INFORMATION

     The Company is offering shares of its common stock to the individual participants, Adam Barnett, Claude Kelly, David Klahr, Gerald E Larson, Jeffrey T. Stuber, Mia Lucas, Paul Madoff, Ranjit Singh Hans, Regina M Blackmore, Robert Jaynes, Ronald D Bixler, Shane L Weiskicher, Stephen Bishop, Todd C. Behemann, R L Simpson, (sole shareholder, officer and director of Registration Services of Nevada, Inc.) (the "Consulting Agreements").
See Exhibits 4.1, and 4.2. This issuance of shares is being made pursuant to a Legal and Consulting Plan (the "Plan") adopted by the Board of Directors on March 19, 2001. The Board has equated this number of shares to the value of the consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

      Adam Barnett            3,000,000   for consulting services
      Claude Kelly              350,000   for consulting services
      David Klahr               150,000   for consulting services
      Gerald E. Larson           50,000   for consulting services
      Jeffrey T. Stuber       1,000,000   for consulting services
      Mia Lucas                 500,000   for consulting services
      Paul Madoff               120,000   for consulting services
      Ranjit Singh Hans         400,000   for consulting services
      Regina M. Blackmore       250,000   for consulting services
      Robert Jaynes             250,000   for consulting services
      Ronald D. Bixler          350,000   for consulting services
      Shane L. Weiskicher       850,000   for consulting services
      Stephen Bishop          3,000,000   for consulting services
      R. L. Simpson             500,000   for consulting services
      Todd C. Behemann          120,000   for consulting services

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

        Written statement required to be provided to participants pursuant to this Item 2:

        We will provide without charge to each participant in the Consulting Services Contracts, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Registration Statement. Requests may be forwarded to Bucktv.com, Inc., Larry E. "Buck" Hunter, 743 Gold Hill Place - PMB-294 P.O. Box 220, Woodland Park CO 80866, (626) 434-1032


                                       PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The contents of the following documents filed by BUCKTV.COM, INC., a Nevada corporation ("Bucktv.com, Inc." or the "Registrant"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated into this registration statement ("Registration Statement") by reference:

      (i) Registrant's Registration Statement on Form 10-SB filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), dated September 16, 1999; and

      (ii) Registrant's quarterly reports on Form 10-QSB for the quarters ended June 30, 1999, September 30, 1999 March 31, 2000, June 30, 2000 and September 30, 2000.

       (iii) Registrant's annual reports on Form 10-KSB for the years ended December 31, 1999.

      All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which registers all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. We will provide without charge to each participant in the written compensation contracts, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4. DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article XI of the Company's Articles of Incorporation for the Company do contain provisions for indemnification of the officers and directors; in addition, Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8.  EXHIBITS

Exhibit No.                Description of Exhibits

 3.1         Certificate of Incorporation of the Company (filed as
             Exhibit 3.3 to the Company's Registration Statement on Form 10-SB as filed with the Commission on April 29, 1999).
 3.2 Bylaws of the Company(filed as Exhibit 3.3 to the Company's Registration Statement on Form 10-SB2 as filed with the Commission on April 29, 1999)
 4.1 Consulting Agreement Contract dated March 2, 2001 between Bucktv.com, Inc. and Adam Barnett(filed herewith).
 4.2 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Claude Kelly (filed herewith).
 4.3 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and David Klahr (filed herewith).
 4.4 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Gerald E. Larson (filed herewith).
 4.5 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Jeffrey T. Stuber (filed herewith).
 4.6 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Mia Lucas (filed herewith).
 4.7 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Paul Madoff (filed herewith).
 4.8 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Ranjit Singh Hans (filed herewith).
 4.9 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Regina M Blackmore (filed herewith).
 4.10 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Robert Jaynes (filed herewith).
 4.11 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Ronald D. Bixler (filed herewith).
 4.12 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Shane L. Weiskicher (filed herewith).
 4.13 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Stephen Bishop (filed herewith).
 4.14 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and R. L. Simpson (filed herewith).
 4.15 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Todd C. Behemann (filed herewith).
 5.1         Opinion of Brian Dvorak, Esq. (filed herewith).
23.1 Consent of Barry Friedman, Certified Public Accountant(filed herewith).
23.2         Consent of Brian Dvorak. (Included in Exhibit 5.1).


ITEM 9. UNDERTAKINGS

        (a)  UNDERTAKING TO UPDATE

        The undersigned Registrant hereby undertakes:


               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

               (i) include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

             (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  UNDERTAKING WITH RESPECT TO DOCUMENTS INCORPORATED BY REFERENCE

             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c)   UNDERTAKING WITH RESPECT TO INDEMNIFICATION

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, State of Nevada, on this 26rd day of March, 2001.

                                            BUCKTV.COM, INC.

                                            By:
                                            ---------------------------
                                            Larry E. "Buck" Hunter
                                            CHIEF EXECUTIVE OFFICER


        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 26th day of March, 2001.


         SIGNATURE                                   TITLE
         ---------                                   -----
  /s/ Larry E. "Buck" Hunter                 Chief Executive Officer and
 ----------------------------------          Chairman of the Board (principal
      Larry E. "Buck" Hunter                 executive officer); Chief
                                             Financial Officer


  /s/ Bry Behrmann                           Corporate Secretary
 ------------------------
      Bry Behrmann

                              INDEX TO EXHIBITS

Exhibit No.                Description of Exhibits

3.1         Certificate of Incorporation of the Company (filed as
             Exhibit 3.3 to the Company's Registration Statement on Form 10-SB as filed with the Commission on April 29, 1999).
 3.2 Bylaws of the Company(filed as Exhibit 3.3 to the Company's Registration Statement on Form 10-SB2 as filed with the Commission on April 29, 1999)
 4.1 Consulting Agreement Contract dated March 2, 2001 between Bucktv.com, Inc. and Adam Barnett(filed herewith).
 4.2 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Claude Kelly (filed herewith).
 4.3 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and David Klahr (filed herewith).
 4.4 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Gerald E. Larson (filed herewith).
 4.5 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Jeffrey T. Stuber (filed herewith).
 4.6 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Mia Lucas (filed herewith).
 4.7 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Paul Madoff (filed herewith).
 4.8 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Ranjit Singh Hans (filed herewith).
 4.9 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Regina M Blackmore (filed herewith).
 4.10 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Robert Jaynes (filed herewith).
 4.11 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Ronald D. Bixler (filed herewith).
 4.12 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Shane L. Weiskicher (filed herewith).
 4.13 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Stephen Bishop (filed herewith).
 4.14 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and R. L. Simpson (filed herewith).
 4.15 Consulting Agreement Contract dated March 12, 2001 between Bucktv.com, Inc. and Todd C. Behemann (filed herewith).
 5.1         Opinion of Brian Dvorak, Esq. (filed herewith).
23.1 Consent of Barry Friedman, Certified Public Accountant(filed herewith).
23.2         Consent of Brian Dvorak. (Included in Exhibit 5.1).


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